PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.71 PER SHARE FOR THE FIRST QUARTER

HUNT VALLEY, MARYLAND – April 28, 2015 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three- month period ended March 31, 2015.  The Company also reported for the three-month period ended March 31, 2015 Funds From Operations (“FFO”) available to common stockholders of $79.6 million or $0.59 per common share and Funds Available For Distribution (“FAD”) to common stockholders of $87.5 million or $0.65 per common share.

The $79.6 million of FFO available to common stockholders for the first quarter of 2015 includes $9.4 million of interest refinancing costs, $4.9 million of acquisition related costs and $1.6 million of non-cash stock-based compensation expense.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.71 per common share for the three-month period ended March 31, 2015.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: acquisition related costs, interest refinancing costs and stock-based compensation expense.  For more information regarding FFO and Adjusted FFO, see the “First Quarter 2015 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended March 31, 2015, the Company reported net income available to common stockholders of $43.1 million, or $0.32 per diluted common share, on operating revenues of $133.4 million.  This compares to net income available to common stockholders of $55.8 million, or $0.45 per diluted common share, on operating revenues of $121.0 million, for the same period in 2014.

The decrease in net income available to common stockholders for the three-month period ended March 31, 2015 compared to the prior year was primarily due to: (i) $6.0 million in impairments on real estate assets, (ii) $5.3 million in increased interest expense, and (iii) $4.8 million in increased acquisition related costs.  In addition, the Company incurred $9.4 million in interest refinancing expenses in the first quarter of 2015 compared to $2.0 million for the same period in 2014.  This impact was partially offset by increased revenue associated with the new investments completed in 2014 and Q1 2015, a $0.8 million reduction in depreciation and amortization expense and a $0.7 million reduction in stock-based compensation expense.

2015 RECENT DEVELOPMENTS FIRST QUARTER HIGHLIGHTS

In Q2 2015, the Company…
•	completed the acquisition by merger of Aviv REIT, Inc. (“Aviv”).
•	increased its quarterly common stock dividend rate to $0.54 per share.

In Q1 2015, the Company…
•	issued $700 million aggregate principal amount of its 4.5% Senior Notes due 2027.
•	completed an underwritten public offering of 10.925 million shares of its common stock.
•	redeemed $200 million aggregate principal amount of its 7.5% Senior Notes due 2020.
•	paid off $147 million of secured long-term debt.
•	completed $6 million in new investments.
•	invested $9 million in capital renovation projects.
•	increased its quarterly common stock dividend to $0.53 per share.

FIRST QUARTER 2015 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended March 31, 2015 totaled $133.4 million.  Operating expenses for the three-month period ended March 31, 2015 totaled $47.5 million and were comprised of $30.6 million of depreciation and amortization expense, $6.0 million of provision for impairments on real estate assets, $4.9 million of costs associated with acquisitions, $4.4 million of general and administrative expense and $1.6 million of stock-based compensation expense.

Other Income and Expense – Other income and expense for the three-month period ended March 31, 2015 was a net expense of $42.9 million, which was primarily comprised of $32.4 million of interest expense, $1.4 million of amortized deferred financing costs and $9.4 million of interest refinancing costs (see the “Financing Activities” section below for additional interest refinancing costs detail).

Funds From Operations – For the three-month period ended March 31, 2015, reportable FFO available to common stockholders was $79.6 million, or $0.59 per common share on 135 million weighted-average common shares outstanding, compared to $84.4 million, or $0.68 per common share on 125 million weighted-average common shares outstanding, for the same period in 2014.

The $79.6 million of FFO for the three-month period ended March 31, 2015 includes the impact of $9.4 million of interest refinancing costs, $4.9 million of acquisition related costs and $1.6 million of non-cash stock-based compensation expense.

The $84.4 million of FFO for the three-month period ended March 31, 2014 includes the impact of $2.3 million of non-cash stock-based compensation expense, $2.0 million of interest refinancing costs, $0.1 million of expense associated with acquisitions and a $16 thousand recovery related to a provision for uncollectible notes.

Adjusted FFO was $95.5 million, or $0.71 per common share, for the three months ended March 31, 2015, compared to $88.8 million, or $0.71 per common share, for the same period in 2014.  The Company had 10 million additional weighted-average shares outstanding for the three months ended March 31, 2015 compared to the same period in 2014.  For further information see the “Funds From Operations” section below.

ACQUISITION OF AVIV AND IMPLEMENTATION OF UPREIT STRUCTURE

On April 1, 2015, the Company completed its acquisition by merger of Aviv. In the Aviv transaction, the Company acquired 348 properties in 30 states, operated by 37 third-party operators.  The Company issued approximately 43.9 million shares of common stock in the transaction.

Prior to April 1, 2015, the Company restructured the manner in which it holds its assets by converting to an umbrella partnership real estate investment trust (“UPREIT”) structure.  As a result of this organizational restructuring, substantially all of the Company’s assets are held by an operating partnership (the “Operating Partnership”) that is a subsidiary of the Company.

The Company’s results for the three-month period ended March 31, 2015 do not reflect the operations of Aviv, and accordingly are not indicative of the Company’s results for future periods.

FINANCING ACTIVITIES

Amendment to the 2014 Credit Facilities – On April 1, 2015, the Company amended its 2014 Credit Facilities (defined below).  Among other modifications to the 2014 Credit Facilities, the amendments increased the amount of the 2014 Credit Facilities to a total of $1.65 billion, consisting of a $1.25 billion senior unsecured revolving credit facility, a $200 million senior unsecured term loan facility, and a $200 million senior unsecured acquisition term loan facility (collectively, the “2014 Credit Facilities”). The amended facility includes an accordion feature permitting the Company to increase the amount of the 2014 Credit Facilities to $1.9 billion and to allocate the $250 million increase to the existing revolver or term loan facilities or additional tranches thereunder as it may elect, subject to various conditions set forth in its existing credit facility.

The $1.25 billion revolving credit facility matures on June 27, 2018, subject to a one-time option for the Company to extend such maturity date for one year.  The $200 million senior unsecured term loan facility matures on June 27, 2019 and the $200 million senior unsecured acquisition term loan facility matures on June 27, 2017.  The Company has the option to extend the acquisition term loan facility maturity date twice, the first extension until June 27, 2018 and the second extension until June 27, 2019.

As of April 28, 2015, the Company had $265 million of outstanding borrowings under its $1.25 billion revolver and $500 million of outstanding term loan borrowings under its various term loan facilities on a consolidated basis, including the Operating Partnership Term Loan Facility described below.

$100 Million Operating Partnership Term Loan Facility – On April 1, 2015, the Operating Partnership entered into a $100 million senior unsecured term loan facility (the “Operating Partnership Term Loan Facility”), with the entire amount advanced on April 1, 2015. The Operating Partnership Term Loan Facility matures on June 27, 2017, subject to the right of the Operating Partnership to extend such maturity date twice, the first extension until June 27, 2018 and the second extension until June 27, 2019.

$147 Million HUD Mortgage Payoffs – On March 31, 2015, the Company paid approximately $154 million to retire 21 mortgage loans guaranteed by the Department of Housing and Urban Development (“HUD”).  The loans were assumed as part of acquisitions in prior years, and had a blended interest rate of 5.33% per annum with maturities between January 2040 and February 2045.  The payoff resulted in a $2.3 million gain on the extinguishment of the debt due to the write-off of the $9.7 million of fair market value adjustment recorded at the time of acquisition offset by a prepayment fee of approximately $7.4 million.

$200 Million 7.5% Senior Notes Redemption Notification – On March 13, 2015, the Company fully redeemed its $200 million aggregate principal amount 7.5% Senior Notes due 2020 (“2020 Notes”). In connection with the redemption, during the first quarter of 2015, the Company recorded approximately $11.7 million in redemption related costs and write-offs, including $7.5 million for early redemption or call premiums and $4.2 million of write-offs associated with unamortized deferred financing costs. The redemption of the 2020 Notes was funded from the net proceeds of the 10.925 million share common stock offering.

$700 Million Senior Notes – On March 8, 2015, the Company sold $700 million aggregate principal amount of its 4.5% Senior Notes due 2027. These notes were sold at an offering price of 98.546% of the principal amount of the notes, before the initial purchasers’ discount.  The Company’s total net proceeds from the offering, after deducting initial purchasers’ discounts and other offering expenses were approximately $683 million.  The Company used the net proceeds of the offering for general corporate purposes, which included the repayment of Aviv’s indebtedness in connection with the Company’s acquisition of Aviv by merger on April 1, 2015.

10.925 Million Common Stock Offering – On February 9, 2015, the Company completed an underwritten public offering of 10.925 million shares of its common stock at a public offering price of $42.00 per share before underwriting discounts and commissions and other offering expenses.  The Company’s total net proceeds from the offering were approximately $439 million, after deducting underwriting discounts and commissions and other offering expenses.

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the three-month period ended March 31, 2015, the Company sold the following shares of its common stock under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

(in thousands, except price per share)	Equity Shelf (At-the-Market) Program	Dividend Reinvestment and Common Stock Purchase Program
	Q1 2015	Q1 2015
Number of shares	-	135
Average price per share	$-	$40.13
Gross proceeds	$-	$5,423

2015 PORTFOLIO AND RECENT DEVELOPMENTS

$15 Million of New Investments in Q1 2015 – During the three months ended March 31, 2015, the Company completed $15 million of combined new investments and capital renovations.

$6 Million Acquisition – On January 28, 2015, the Company purchased one skilled nursing facility (“SNF”) from an unrelated third party for approximately $6.3 million and leased it to an existing operator of the Company.  The 93 bed SNF, located in Texas, was added to the operator’s existing master lease with an initial annual yield of 9.5%.

Q1 Capital Renovations – In addition to the above new investments, the Company also invested $9.1 million under its capital renovation program in the first quarter.

Facility Sales, Closures and Impairments – For the three- month period ended March 31, 2015, the Company initiated plans to construct a new single facility with an existing operator that would consolidate and replace three existing facilities.  As a result, the Company recorded a total of $6.0 million in impairment charges related to three Florida SNFs to reduce their net book values to their estimated sales price.

DIVIDENDS

On April 15, 2015, the Board of Directors declared a prorated dividend of $0.18 per share of Omega’s common stock in view of the completed acquisition of Aviv, pursuant to a merger of Aviv with and into a wholly owned subsidiary of Omega on April 1, 2015.  The per share dividend amount payable by the Company represents dividends for April 2015, at a quarterly dividend rate of $0.54 per share of common stock, representing an increase of $0.01 per share over the quarterly dividend rate for the immediately preceding quarterly period.  On April 7, 2015, the Company paid a cash dividend of $0.36 per share to holders of record of common stock as of the close of business on March 31, 2015, which represented dividends for February and March 2015 at the quarterly rate of $0.54 per share.  The $0.18 dividend will be payable in cash on May 15, 2015 to stockholders of record as of the close of business on April 30, 2015.

2015 FAD AND ADJUSTED FFO GUIDANCE

As previously announced, the Company revised its 2015 annual FAD available to common stockholders to be between $2.75 and $2.81 per diluted share and its 2015 annual Adjusted FFO available to common stockholders to be between $2.98 and $3.04 per diluted share.  The table below outlines Omega’s 2015 quarterly guidance for both FAD and Adjusted FFO available to common stockholders:

	2015 Adjusted FFO and FAD Guidance Range per diluted common share (1)
	Q1	(2)	Q2	Q3	Q4	(3)	Full Year
Adjusted FFO	$0.71		$0.74 - $0.75	$0.76 - $0.78	$0.78 - $0.80		$2.98 - $3.04
FAD	$0.65		$0.68 - $0.69	$0.70 - $0.72	$0.72 - $0.74		$2.75 - $2.81
	2014 Actual Adjusted FFO and FAD per diluted common share
	Q1		Q2	Q3	Q4		Full Year
Adjusted FFO	$0.71		$0.69	$0.73	$0.72		$2.85
FAD	$0.65		$0.63	$0.67	$0.66		$2.61

(1)
Assumes $650 million of new investments and planned capital renovation projects for 2015, including $15 million of new investments and capital renovations closed and/or completed in the first quarter of 2015 by Omega and $65 million by Aviv. At April 1, 2015, after reflecting operating partnership units and other dilutive securities, there were approximately 196 million fully diluted common shares outstanding. Omega's guidance is based on a number of assumptions, which are subject to change and many of which are outside Omega’s control.  If actual results vary from these assumptions, Omega's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures and capital and financing transactions may cause actual results to vary materially from our current expectations. There can be no assurance that Omega will achieve its projected results.

(2)	Based on approximately 135 million fully diluted weighted average common shares outstanding.
(3)	Assumes refinancing $575 million 6.75% notes due 2022.

CONFERENCE CALL

The Company will be conducting a conference call on Wednesday, April 29, 2015, at 10 a.m. Eastern to review the Company’s 2015 first quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s First Quarter 2015 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of April 1, 2015, after giving effect to the Aviv merger transaction, Omega has a portfolio of investments that includes over 900 properties located in 41 states and operated by 81 different operators.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700

________________________

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega’s expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a REIT; (ix) Omega’s ability to manage, re-lease or sell any owned and operated facilities; (x) Omega’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) risks relating to the integration of Aviv’s operations and employees into Omega and the possibility that the anticipated synergies and other benefits of the combination with Aviv will not be realized or will not be realized within the expected timeframe; and (xiii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$3,227,983	$3,223,785
Less accumulated depreciation	(847,240)	(821,712)
Real estate properties – net	2,380,743	2,402,073
Investment in direct financing leases	541,846	539,232
Mortgage notes receivable	649,793	648,079
	3,572,382	3,589,384
Other investments	48,268	48,952
	3,620,650	3,638,336
Assets held for sale – net	16,877	12,792
Total investments	3,637,527	3,651,128

Cash and cash equivalents	700,143	4,489
Restricted cash	27,880	29,076
Accounts receivable – net	176,877	168,176
Other assets	55,593	68,776
Total assets	$4,598,020	$3,921,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$—	$85,000
Term loan	200,000	200,000
Secured borrowings	93,719	251,454
Unsecured borrowings – net	2,333,657	1,842,049
Accrued expenses and other liabilities	199,691	141,815
Total liabilities	2,827,067	2,520,318

Stockholders’ equity:
Common stock $.10 par value authorized – 350,000 shares issued and outstanding 138,752 shares as of March 31, 2015 and 127,606 as of December 31, 2014	13,875	12,761
Common stock – additional paid-in capital	2,580,248	2,136,234
Cumulative net earnings	1,191,050	1,147,998
Cumulative dividends paid	(2,014,220)	(1,895,666)
Total stockholders’ equity	1,770,953	1,401,327
Total liabilities and stockholders’ equity	$4,598,020	$3,921,645

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March31,
	2015	2014
Revenue
Rental income	$100,964	$95,918
Income from direct financing leases	14,346	14,084
Mortgage interest income	16,579	9,326
Other investment income – net	1,531	1,673
Total operating revenues	133,420	121,001

Expenses
Depreciation and amortization	30,610	31,444
General and administrative	4,404	4,234
Stock-based compensation expense	1,610	2,263
Acquisition costs	4,868	95
Impairment loss on real estate properties	5,982	-
Provisions for uncollectible mortgages, notes and accounts receivable	(2)	(16)
Total operating expenses	47,472	38,020

Income before other income and expense	85,948	82,981
Other income (expense)
Interest income	193	8
Interest expense	(32,359)	(27,081)
Interest – amortization of deferred financing costs	(1,353)	(922)
Interest – refinancing costs	(9,377)	(2,040)
Total other expense	(42,896)	(30,035)

Income before gain on assets sold	43,052	52,946
Gain on assets sold – net	-	2,883
Net income available to common stockholders	$43,052	$55,829

Income per common share available to common shareholders:
Basic:
Net income	$0.32	$0.45
Diluted:
Net income	$0.32	$0.45

Dividends declared and paid per common share	$0.53	$0.49

Weighted-average shares outstanding, basic	134,346	124,459
Weighted-average shares outstanding, diluted	134,806	124,822

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014

Net income available to common stockholders	$43,052	$55,829
Deduct gain from real estate dispositions	—	(2,883)
Sub – total	43,052	52,946
Elimination of non-cash items included in net income:
Depreciation and amortization	30,610	31,444
Add back non-cash provision for impairment on real estate properties	5,982	—
Funds from operations available to common stockholders	$79,644	$84,390

Weighted-average common shares outstanding, basic	134,346	124,459
Restricted stock and PRSUs	460	363
Weighted-average common shares outstanding, diluted	134,806	124,822

Funds from operations per share available to common stockholders	$0.59	$0.68

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$79,644	$84,390
Deduct non-cash provision for uncollectible accounts receivable, mortgages and notes	(2)	(16)
Add back interest refinancing expense	9,377	2,040
Add back acquisition costs	4,868	95
Add back non-cash stock-based compensation expense	1,610	2,263
Adjusted funds from operations available to common stockholders	$95,497	$88,772

Adjustments to calculate funds available for distribution:
Non-cash interest expense	1,420	978
Capitalized interest	(20)	—
Non-cash revenues	(9,387)	(8,544)
Adjusted funds available for distribution	$87,510	$81,206

Funds From Operations (“FFO”), Adjusted FFO (“AFFO”) and Adjusted Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO, Adjusted FFO and FAD among the criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. FFO, Adjusted FFO and FAD are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent.  The Company’s computation of adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

2015 FAD AND ADJUSTED FFO GUIDANCE RECONCILIATION

The following table presents a reconciliation of Omega’s guidance regarding Adjusted FFO and FAD to projected GAAP earnings. Omega may, from time to time, update its publicly announced FAD and Adjusted FFO guidance, but it is not obligated to do so.

	2015 Quarterly Adjusted FFO and FAD Guidance Range per diluted common share
	Q1	Q2	Q3	Q4	Full Year
Net Income	$0.32	$0.15 - $0.16	$0.40 - $0.43	$0.33 - $0.35	$1.20 - $1.26
Depreciation	0.23	0.30	0.31	0.32	1.18
Real estate impairment	0.04	-	-	-	0.03
FFO	$0.59	$0.45 - $0.46	$0.71 - $0.74	$0.65 - $0.67	$2.41 - $2.47
Adjustments:
Transaction costs	0.04	0.27	0.03	-	0.35
Interest – refinancing costs	0.07	-	-	0.11	0.17
Stock-based compensation expense	0.01	0.01	0.01	0.01	0.05
Adjusted FFO	$0.71	$0.74 - $0.75	$0.76 - $0.78	$0.78 - $0.80	$2.98 - $3.04
Non-cash interest expense	0.01	0.01	0.01	0.01	0.04
Non-cash revenue	(0.07)	(0.07)	(0.07)	(0.07)	(0.27)
FAD	$0.65	$0.68 - $0.69	$0.70 - $0.72	$0.72 - $0.74	$2.75 - $2.81

Note: All per share numbers rounded to 2 decimals. This table should be read in conjunction with the notes to the preceding table under “2015 FAD and Adjusted FFO Guidance” section above.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended March 31, 2015, and do not give effect to the acquisition of Aviv by merger:

	As of March 31, 2015			As of March 31, 2015
Balance Sheet Data	Total # of Properties (3)	Total Investment ($000’s)	% of Investment	# of Operating Properties	# of Operating Beds
Real Property(1)(2)	458	$3,247,183	73%	451	50,227
Direct Financing Leases	56	541,846	12%	54	5,440
Loans Receivable	55	649,793	15%	55	5,872
Total Investments	569	$4,438,822	100%	560	61,539

Investment Data	Total # of Properties (3)	Total Investment ($000’s)	% of Investment	# of Operating Properties	# of Operating Beds	Investment per Bed ($000’s)
Skilled Nursing Facilities (1)(2)	533	$4,163,250	94%	526	59,300	$70
Assisted Living Facilities	25	210,643	5%	24	1,713	123
Specialty Hospitals and Other	11	64,929	1%	10	526	123
	569	$4,438,822	100%	560	61,539	$72

(1) Total investment includes a $19.2 million lease inducement.
 (2) Total investment excludes $16.9 million of properties that are classified as held-for-sale.
 (3) Total # of properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended
	March 31, 2015
Rental Property (1)	$100,964	76%
Direct Financing Leases	14,346	11%
Mortgage Notes	16,579	12%
Other Investment Income - net	1,531	1%
	$133,420	100%

Revenue by Facility Type	Three Months Ended
	March 31, 2015
Skilled Nursing Facilities (1)	$125,190	94%
Assisted Living Facilities	4,626	3%
Specialty Hospitals	2,073	2%
Other	1,531	1%
	$133,420	100%

(1) 1st quarter revenue includes $0.8 million reduction for lease inducement..

Operator Concentration by Investment ($000's)	As of March 31, 2015
	Total # of Properties (1)	Total Investment (2)	% of Investment
New Ark Investment, Inc.	59	$576,446	13%
Ciena Healthcare	31	417,535	9%
CommuniCare Health Services, Inc.	36	357,148	8%
Genesis Healthcare	52	342,033	8%
Health & Hospital Corporation	44	304,719	7%
Guardian LTC Management Inc.	32	257,671	6%
Airamid Health Management	37	246,358	6%
Signature Holdings II, LLC	32	239,627	5%
Capital Funding Group, Inc.	21	218,658	5%
S&F Management Company, LLC	15	217,073	5%
Remaining 40 Operators	210	1,261,554	28%
	569	$4,438,822	100%

(1) Total # of properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.
 (2) Total investment includes a $19.2 million lease inducement and excludes $16.9 million of properties classified as held-for-sale.

Concentration by State	Total # of Properties (1)	Total Investment (2)	% of Investment
Florida	86	$617,445	14%
Michigan	35	455,536	10%
Ohio	52	383,622	9%
Indiana	55	343,672	8%
Pennsylvania	34	328,367	7%
Mississippi	19	223,280	5%
South Carolina	18	199,755	5%
Texas	41	197,302	4%
California	22	187,032	4%
Maryland	16	174,077	4%
Arkansas	24	162,952	4%
Tennessee	18	152,189	3%
Arizona	11	102,769	2%
West Virginia	11	94,996	2%
Colorado	12	79,659	2%
Georgia	8	72,805	2%
Remaining 21 States	107	663,364	15%
	569	$4,438,822	100%

(1) Total # of properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.
 (2) Total investment includes a $19.2 million lease inducement and excludes $16.9 million of properties classified as held-for-sale.

Revenue Maturities ($000's)	As of March 31, 2015
Operating Lease Expirations & Loan Maturities	Year	2015 Current Lease Revenue	2015 Current Interest Revenue	2015 Lease and Interest Revenue	%
	2015 (1)	$1,042	$-	$1,042	0.2%
	2016	1,161	-	1,161	0.2%
	2017	7,493	-	7,493	1.5%
	2018 (2)	38,131	-	38,131	7.7%
	2019	-	-	-	0.0%
	2020	2,241	-	2,241	0.5%

Note: Based on contractual rents and interest as of April 2015 and excludes facilities acquired with the Aviv merger.
(1) Includes $221K in projected revenue for one open but held-for-sale facility.
(2) Includes $1.2 million in projected revenue for one open but held-for-sale facility.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	% Revenue Mix
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended December 31, 2014	54.3%	38.1%	7.6%
Three-months ended September 30, 2014	53.9%	38.4%	7.7%
Three-months ended June 30, 2014	53.0%	39.2%	7.8%
Three-months ended March 31, 2014	53.1%	39.3%	7.6%
Three-months ended December 31, 2013	54.2%	37.5%	8.3%

Operator Census and Coverage		Coverage Data
	Census (1)	Before Management Fees		After Management Fees

Twelve-months ended December 31, 2014	84.5%	1.8	x	1.4	x
Twelve-months ended September 30, 2014	84.3%	1.8	x	1.4	x
Twelve-months ended June 30, 2014	84.2%	1.8	x	1.4	x
Twelve-months ended March 31, 2014	83.7%	1.8	x	1.4	x
Twelve-months ended December 31, 2013	83.3%	1.9	x	1.4	x
(1) Based on available (operating) beds.

The following table presents a debt maturity schedule as of March 31, 2015:

Debt Maturities ($000’s)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit (2)(3)	Senior Notes (4)	Sub Notes (5)	Total Debt
2015	-	-	-	-	-
2016	-	-	-	-	-
2017	-	-	-	-	-
2018	-	1,000,000	-	-	1,000,000
2019	-	200,000	-	-	200,000
2020	-	-	-	-	-
Thereafter	89,998	-	2,325,000	20,000	2,434,998
	$89,998	$1,200,000	$2,325,000	$20,000	$3,634,998

(1) Excludes $3.7 million of fair market valuation (adjustments).
(2) Reflected at 100% borrowing capacity.
(3) Comprised of a $1 billion revolver due 2018 and a $200 million term loan due 2019.
(4) Excludes net discount of $12.1 million.
(5) Excludes $0.7 million of fair market valuation (adjustments).

The following table presents investment activity for the three-month period ended March 31, 2015:

Investment Activity ($000's)	Three Months Ended
	March 31, 2015
Funding by Investment Type:	$ Amount	%

Real Property	$6,300	30%
Construction-in-Progress	5,850	27%
Capital Expenditures	9,074	43%
Total	$21,224	100%